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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------


                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): MAY 21, 2001

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                                  CATUITY INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                      000-30045              38-3518829
 (State or other jurisdiction    (Commission File Number)      (IRS Employer
       of incorporation)                                     Identification No.)


 2711 E. JEFFERSON AVE.
 DETROIT, MICHIGAN 48207                                  (313)-567-4348
  (Address of principal                          (Registrant's telephone number,
   executive offices)                                 including area code)


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)




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ITEM 5.  OTHER EVENTS

The judge in the Federal Court of Australia legal proceedings commenced by Welcome Real Time (WRT) against Catuity for patent infringement in Australia has released his decision. The judge adopted a very broad interpretation of the laws and facts of this case and found that Catuity and its subsidiaries did infringe on this Australian WRT patent.

Catuity and our legal counsel believe there are multiple grounds for appeal. The ruling, effectively, opines that the printed "receipt" for a transaction using a smart card constitutes a printed "coupon". The ruling also concludes that the "index file" commonly used in a smart card is a consumer "behaviour file". These conclusions are a significant departure from traditional Australian and industry meanings and interpretations. In addition the ruling ignores key descriptions of the invention in the patent and presents a characterization of the invention that is neither referred to nor supported by the written claims. The conclusions, if upheld on appeal, would result in a fundamental change in the meaning of commonly used words in Australia.

In this case, Catuity was the defendant and based on our interpretation of the patent, we had little choice but to argue our case. We, and our legal counsel, obviously did not expect this outcome and do not agree with the conclusions. Catuity has maintained and continues to believe that this case and the decision will have limited impact on Catuity's business plans. We believe the impact on customers and potential customers should be minimal for the reason outlined in this release. We are discussing the ruling with them to determine what, if any, impact the ruling, and any technical changes we may make, could have on their business plans.

Catuity can avoid infringement of the WRT patent, for example, by simply ceasing to print anything or by printing only messages that are not a "receipt" or "evidence a transaction", or by making small changes to file and other design features. The ruling concludes that Catuity only infringes the patent the first time a smart card is used at a merchant to participate in a program; there is no on-going infringement. The ruling also implies that the first Transcard system, launched in trials in 1995, did not infringe the patent and one (i.e. one of many) small design change incorporated in late 1996, caused the infringement.

The current version of the Catuity product can be easily modified to work around the areas we were held to infringe. For example we can display messages on terminal screens or revert to the 1995 design in the one area that was held to infringe. Alternatively, Catuity could change the way the first transaction at a merchant occurs, and avoid infringement of the patent. Any one of these modifications should resolve the infringement issue. The modifications can be completed in a short time so the ruling will have little impact on the future technical operation of the Catuity product in Australia.
The Catuity product has generally been accepted by the market as being the best product and these modifications are not expected to diminish the many substantial advantages the Catuity product offers.

Irrespective of these matters, the facts remain that this case relates only to Australia and does not have any jurisdiction or precedent value in the American market since there is no similar patent grant in the United States where the patent laws are different. Catuity's business focus is the American market and our major relationships are with the leading providers of the payment infrastructure in the United States and our primary customers are in America. The patent issue only involves smart cards and does not impact our product as it relates to magnetic stripe cards, a key benefit of our product scope.


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Catuity has always and continues to maintain that the Courts are not the best place to resolve issues of this nature. In the market, the best product with the best benefits, price and service will prevail. At a time when the market has the momentum to move forward, all participants in the smart card industry should be active in establishing standards and procedures and creating a forum to discuss and resolve these issues in an efficient, fair and timely manner.

Catuity believes the American market will set the international standards for the integration of loyalty programs with payment and that the release of draft standards later this year could provide an opportunity for the establishment of procedures to resolve issues common to all smart card industry participants.

In Australia we would prefer a "mediation of the patent issues" by key industry participants rather than continuing litigation. There are a number of Australian patents issued and pending, some or all of which may impact Catuity, Welcome Real Time and other market participants.

Catuity is currently working to resolve this matter as quickly as possible. Catuity has a range of options and will commence an appeal of this Australian court decision if no more appropriate solution is forthcoming. From the Court's judgment (and the Court is still to issue orders which may impact our understanding of the judgment), it appears that Catuity can make relatively small changes to its product and move forward, without any further threat of infringement of the WRT Australian or any other corresponding patent.

The Annual Meeting of Catuity is to be held at 9.30am, May 24, 2001 in the AAPT Theatrette, 259 George Street, Sydney, NSW Australia, and we will have further comment and answer questions at this meeting.

In conjunction with the provisions of the "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the U.S. Securities & Exchange Commission."





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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       CATUITY INC.
                                       (Registrant)


                         By   /s/   John H. Lowry
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                                    John H. Lowry
                                    Senior Vice President,
                                    Chief Financial Officer & Secretary




Date:  May 21, 2001






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